Exhibit 99.1

Darren Huston Named Chief Executive Officer of Booking.com

NORWALK, Conn,  September 26, 2011 . . . The Priceline Group (Nasdaq: PCLN) today announced that former Microsoft executive Darren Huston, 45, has been named Chief Executive Officer of Booking.com.  Booking.com is part of The Priceline Group and is the number-one online hotel reservation service in the world, offering over 165,000 hotels in 43 languages.  As announced earlier this year, Booking.com’s previous CEO, Kees Koolen, will transition to Chairman of Booking.com.

Mr. Huston, who is a Canadian native, brings a deep portfolio of related experience to Booking.com.  Since 2008, he served as Microsoft Corporation’s Corporate Vice President, Consumer & Online, responsible for the company’s consumer and advertising businesses in over 40 countries.  From 2005-2008, he served as President and Chief Executive Officer, Microsoft Japan, which is the company’s largest subsidiary outside the United States.  Before joining Microsoft in 2003, Mr. Huston was a Senior Vice President at Starbucks Corporation, responsible for acquisitions and new product development.  He has also served as an executive with McKinsey & Company, and as an economic advisor to the Government of Canada.  Mr. Huston holds an MBA from Harvard Business School, an MA/Economics from the University of British Columbia, and a BS/Economics from Ontario’s Trent University.

“Darren Huston has extensive knowledge of two landscapes that are very important to the continued success of Booking.com,” said Jeffery H. Boyd, President and CEO of Priceline.  “He is extremely familiar with the online marketing landscape and the strategies that work in different markets around the world.  And his leadership of business activities in Japan and 40 other countries position him to understand the global landscape, market conditions, and growth opportunities facing Booking.com.” “Booking.com is fortunate to bring on board a chief executive of Darren Huston’s caliber,” said Mr. Koolen.  “His global familiarity and his online expertise blend extremely well with Booking.com’s corporate culture.  Our hotel supplier partners and customers around the globe will benefit as he puts his expertise to work on their behalf.  I look forward to working with Darren in his new role.”

“The rapid and sustained growth of Booking.com has been incredible,” said Mr. Huston.  “After meeting the team, I attribute this performance in large part to the superior caliber of Booking.com’s management and its highly dedicated employees in more than 50 offices around the world.  Globally, there are significant opportunities for our business, both in core markets and in developing ones.  I look forward to leveraging these opportunities with my new Booking.com and Priceline Group colleagues.”

Commenting on Mr. Koolen’s transition to Chairman of Booking.com, Mr. Boyd said, “Kees Koolen was a founder of Booking.com B.V. and has served as its Chief Executive Officer since September 2008.  Under his leadership, Booking.com has grown to become the number-one hotel reservation service in the world and continues to add market share on a quarterly basis.  His guiding of the business has benefitted thousands of hotel supplier partners, employees and investors around the world.  We congratulate Kees on an outstanding job and are excited that we will continue to benefit from his guidance in his new role as Chairman.”

About The Priceline Group

The Priceline Group (Nasdaq: PCLN) is a leader in global online hotel reservations, with over 190,000 participating hotels worldwide.  The Group is composed of four primary brands — Booking.com, priceline.com, Agoda.com and TravelJigsaw — and several ancillary brands. The Priceline Group provides online travel services in over 110 countries in Europe, North America, South America, the Asia-Pacific region, the Middle East and Africa.

Booking.com is the number-one online hotel reservation service in the world, offering over 165,000 hotels, and is available in 43 languages.  Priceline.com gives leisure travelers multiple ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises. In addition to getting compelling published prices, travelers can take advantage of priceline.com’s famous Name Your Own Price® service, which can deliver the lowest prices available.  Agoda.com is an Asia-based online hotel reservation service that is available in 37 languages.  TravelJigsaw is a multinational car hire service, offering its reservation services in over 4,000 locations.  Customer support is provided in 29 languages.

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For Press Information: Brian Ek   (203) 299-8167 brian.ek@priceline.com

For Investor Relations: Matthew Tynan (203) 299-8487 matt.tynan@priceline.com